Exhibit 99.4

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes
Chief Financial Officer
(212) 594-2700
Or
Heidi Gillette
Director, Investor Relations
(212) 594-2700

SL Green Announces Execution of Contract to Acquire Downtown Office Buildings for $1.575 Billion

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Enters into Joint Venture Ownership Agreement with SITQ

December 3, 2007 - SL Green Realty Corp. (NYSE: SLG) announced today that it has entered into an agreement to acquire two downtown Manhattan trophy office buildings for $1.575 billion, or $598 per square foot.  The buildings, which are adjacent and total over 2.6 million square feet, will be occupied by a financial services tenant under the terms of a 13-year triple-net lease that provides for annual rental increases.  The initial rental payments will provide a 6.3% un-leveraged return on the purchase price.

SL Green also announced that it has entered into an agreement with SITQ to form a joint venture simultaneously with the closing of the acquisitions, with SL Green having a 52.5% interest and SITQ having a 47.5% interest.

SL Green Chief Executive Officer Marc Holliday commented, “This accretive acquisition further solidifies SL Green’s standing as New York City’s leading office landlord. As the largest property transaction since the current credit market difficulties began, it demonstrates our Company’s overall reputation as a preferred landlord, our strong financial condition, and our ability to take advantage of compelling investment opportunities as they arise.

He added, “We continue to enjoy a successful working relationship with SITQ, with whom we have previously co-invested on several occasions.”

Paul Campbell, President and Chief Executive Officer of SITQ, said, “We see this as a terrific way to invest in some of Downtown Manhattan’s truly iconic properties.  To do so alongside SL Green, with whom we have successfully collaborated in the past, made it all the more attractive to us.  As New York City market conditions continue to evolve, we will look for additional opportunities.”

Due to confidentiality provisions in the purchase agreement, no further details of the acquisition can be released at this time.

The transaction, which is subject to customary closing conditions, is expected to close in December 2007.  Mortgage financing will be provided by Westdeutsche ImmobilienBank AG and PB Capital Corporation.

Cushman & Wakefield Sonnenblick-Goldman, LLC exclusively arranged the financing.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of September 30, 2007, the Company owned 31 New York City office properties totaling approximately 22,353,200 square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests, among other things, in retail properties (10) encompassing approximately 393,789 square feet, development property (one) encompassing approximately 85,000 square feet and land interests (two), along with ownership of 36 suburban assets totaling 7,867,500 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

About SITQ

Founded in 1984, SITQ is a real estate investment, management and development firm. Its portfolio is comprised of office buildings and business parks. SITQ owns real estate assets of 10.3 billion dollars Canadian consisting of 114 properties representing more than 35 million square feet of leasable space. A leader in the Canadian real estate industry, SITQ also owns assets in the United States, France, the United Kingdom and Germany.

One of the subsidiaries of the Caisse de dépôt et placement du Québec, five other significant pension funds accounts as its shareholders. SITQ employs 390 people who work in Montréal, where its head office is located, and in its Calgary and Bruxelles, Belgium offices. For more information: www.sitq.com.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.